                                                                    EXHIBIT 4.18


               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

                           CONVERTIBLE PREFERRED STOCK

                                       OF

                             THE CERPLEX GROUP, INC.

                 ----------------------------------------------

                        Pursuant to Section 151(g) of the
                General Corporation Law of the State of Delaware

                ------------------------------------------------


               THE CERPLEX GROUP, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by Article Fourth of the Restated Certificate of Incorporation, as amended, of the Corporation, the following resolutions were duly adopted by the vote of a majority of the Board of Directors of the Corporation in attendance at a meeting on November 4, 1998 at which a quorum was present.

               Elimination of Series B, C and D Convertible Preferred Stock
               ------------------------------------------------------------

               WHEREAS, no shares of the Corporation's Series B Convertible Preferred Stock, $.01 par value ("Series B Convertible Preferred Stock"), Series C Convertible Preferred Stock, $.01 par value ("Series C Convertible Preferred Stock"), or Series D Convertible Preferred Stock, $.01 par value ("Series D Convertible Preferred Stock"), of the Corporation, are outstanding;

               WHEREAS, the Board of Directors of the Corporation desires that no such shares will be issued subject to the respective certificates of designations, preferences and rights previously filed with respect to each such series of Preferred Stock; and

               WHEREAS, the Board of Directors of the Corporation desires to eliminate from the Certificate of Incorporation of the Corporation all matters set forth in such certificates of designations, preferences and rights with respect to such series of Preferred Stock.

               Now therefore, be it:

               RESOLVED, that no shares of the Corporation's Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock, or the Series D Convertible Preferred Stock will be issued pursuant to the respective certificates of designations, preferences and rights previously filed with respect to each such series of Preferred Stock and that all matters set forth in the certificates of designations, preferences and rights with respect to each such series of Preferred Stock shall be eliminated from the Certificate of Incorporation of the Corporation upon filing of this Certificate of Designations, Preferences and Rights in accordance with the General Corporation Law of the State of Delaware ("DGCL").

               Conversion of Convertible Preferred Stock
               -----------------------------------------

               WHEREAS, the Board of Directors of the Corporation desires that all outstanding shares of the series of the Corporation's Preferred Stock designated as Convertible Preferred Stock, $.01 par value, be automatically converted into shares of Common Stock, $.03 par value ("Common Stock"), of the Corporation on the basis set forth herein; and

               WHEREAS, the holders of greater than a majority of the outstanding shares of the Corporation's Convertible Preferred Stock, voting as a class, have consented to the automatic conversion of the Convertible Preferred Stock on the basis set forth herein, in accordance with the DGCL;

               Now therefore, be it:

               RESOLVED, that all outstanding shares of Convertible Preferred Stock, upon filing of this Certificate in accordance with the DGCL, be converted into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by (i) multiplying the number of shares of Convertible Preferred Stock so to be converted by $100, (ii) adding $7 per share of Convertible Preferred Stock so to be converted in respect of accrued but unpaid dividends thereon, and (iii) dividing the result by the conversion price of $1.889;

               RESOLVED, that upon filing of this Certificate in accordance with the DGCL, the rights of the holder or holders of such share or shares of Convertible Preferred Stock as registered in the transfer books of the Corporation shall cease, and the person or persons in whose name or names any certificate of certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby;

               RESOLVED, that promptly after the filing of this Certificate in accordance with DGCL, the Corporation shall issue and deliver, or cause to be issued and delivered, to each holder of shares of Convertible Preferred Stock as registered in the transfer books of the Corporation a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Convertible Preferred Stock registered in the name of such holder and that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges arising out of or by reason of the issue thereof;

               RESOLVED, that no fractional shares shall be issued upon conversion of the Convertible Preferred Stock into Common Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

                                    * * * * *

               IN WITNESS WHEREOF, this Certificate of Designation, Preferences and Rights has been executed by the Corporation this 17th day of November 1998 by a duly authorized officer.


                                            THE CERPLEX GROUP, INC.



                                            By:    /s/ Steven L. Korby
                                            ------------------------------------
                                            Name: Steven L. Korby
                                            Title: Executive Vice President